Exhibit 10.23

December 11, 2001

Andrew Eckert
10 Vineyard Hill Road
Woodside, CA 94062

Dear Andy:

I am pleased to extend an offer of employment to you for the position of President and Chief Operating Officer of the Docent Inc. reporting directly to me on the terms described below. You will work at our facility located at 2444 Charleston Road, Mountain View, CA. This offer is valid for three business days.

Your anticipated start date will be no later than December 31, 2001.

Your annual compensation at 100% performance target achievement will be $350,000. Your compensation will be comprised of an annual base salary of $227,500 and an annual variable compensation of $122,500 at 100% performance target achievement. Your performance targets will be established by Docent’s Board of Directors at the start of each year, and your achievement of such targets will be determined in good faith by the Board of Directors, which determination will be conclusive and binding. The variable compensation payout amount will be determined and paid quarterly.

If your employment is terminated by Docent for any reason other than for Cause (as defined in the Officer’s Change in Control Agreement to be entered into by Docent and you should you accept this offer of employment), you will receive a severance payment equal to 50% of your annual base salary at the time of your termination.

On or before April 1, 2002, assuming you remain employed by Docent at such time, Docent will offer you a new employment agreement for the position of Chief Executive Officer of Docent, Inc. The compensation and other terms of the position will be described at the time of this new appointment.

You will be eligible to participate in Docent’s standard benefit plans, which currently include medical, dental, vision, long-term disability and term life insurance; 401(k) plan; flexible spending plan, vacation of three weeks per year up to a maximum accrual of four weeks and holidays. Details about these benefit plans are available for your review. Docent may modify benefits from time to time as it deems necessary.

Subject to approval by the Board of Directors, you will be granted an incentive stock option for the purchase of up to 1,250,000 shares of Docent common stock with an exercise price equal to the fair market value of Docent common stock on the date of grant(s) as determined by the Board of Directors. The options will be granted as followed: 1,000,000 shares on or before December 31, 2001 and 250,000 options on or before January 14, 2002. These options will be granted pursuant to the Docent 2000 Omnibus Equity Incentive Plan and will be subject to vesting over four years as follows: 1/4 vests after 12 months of service, 1/48 vests each month of service thereafter.

As a condition of your employment, you agree to sign Docent’s Proprietary Information and Inventions Agreement which, among other things, prohibits unauthorized use or disclosure of Docent proprietary information. This letter, and your Proprietary Information and Inventions Agreement and the Officer’s Change in Control Agreement to be entered into by Docent and you if you accept this offer of employment, will form the complete and exclusive statement of your employment agreement with Docent. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Further, by signing below and indicating your acceptance of this offer, you represent that you may legally work in the United State of America and agree to provide the necessary supporting documentation. As a Docent employee, you will be expected to abide by Docent rules and regulations as outlined in the Docent Employee Handbook.

This letter confirms your representations to us that: (i) you are not a party to any employment agreement or other contract or arrangement that prohibits your full-time employment with Docent, (ii) you will not disclose any trade secrets or confidential information of any third party to Docent, and (iii) you do not know of any conflict that would restrict your employment with Docent.

Your employment with Docent is entered into voluntarily. As a result, you may terminate your employment with Docent at any time and for any reason simply by notifying Docent. Likewise, Docent may terminate your employment at any time and for any reason, with or without cause or advanced notice. This at-will employment relationship cannot be changed except in a writing signed by an authorized officer of Docent.

Andy, I look forward to having you join the executive team at Docent. If you wish to accept this employment offer under the terms described above, please sign, date and confirm your start date below and return a copy to me by 5 p.m., California time, on December 13, 2001.

I look forward to your favorable reply and to a long and prosperous work relationship.

Sin	cerely,

Da	ve Ellett
Ch	airman of the Board
Do	cent, Inc.

Accepted:	/s/ R. ANDREW ECKERT	Date:	12/12/01

Andrew Eckert
Start Date:	12/19/01

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